MAIN:  800-388-1680
FAX:     310-943-1734
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InfoSearch Media, Inc.                                  [COMPANY LOGO]
4086 Del Rey Ave
Marina Del Rey, CA 90292

December 16, 2005

Ning Ning Yu
3345 Villa Mesa Road
Pasadena, CA 91107

Dear Ning Ning:

            InfoSearch Media, Inc. (the "Company") is pleased to offer you employment on the following terms:

            1. POSITION. Your initial title will be Chief Technology Officer and you will initially report to the Company's Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. The only exception would be a short term consulting agreement ending by April 30, 2006 with Sendia to assist in its transition on an as-needed basis. By signing this letter agreement, you confirm to the Company that you have no other contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

            2. CASH COMPENSATION. The Company will pay you a starting salary at the rate of $160,000 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company's Chief Executive Officer and approved by the Company's Board of Directors. Your target bonus will be equal to 35% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The bonus for a fiscal year will be paid after the Company's books for that year have been closed and will be paid only if you are employed by the Company at the time of payment. The determinations of the Company's Board of Directors with respect to your bonus will be final and binding.

            3. EMPLOYEE BENEFITS. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to Paid Time Off "PTO" in accordance with the Company's PTO policy, as in effect from time to time.

            4. STOCK OPTIONS. Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 200,000 shares of the Company's Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is lower. The option will be subject to the terms and conditions applicable to options granted under the MAC Worldwide, Inc. (predecessor to the Company) 2004 Stock Option Plan (the "Plan"), as described in the Plan and the applicable Stock Option Agreement. You will vest in equal monthly installments over thirty-six (36) months of service, as described in the applicable Stock Option Agreement.

            If the Company is subject to a Change in Control, (as defined in Section 11) or you are subject to an Involuntary Termination (as defined in
Section 11) you will receive six months acceleration of the unvested portion of the options.

            5. SEVERANCE PAY. If the Company terminates your employment for any reason other than Cause or Permanent Disability (as both terms are defined in Section 11), then the Company will continue to pay your base salary for a period of six (6) months following the termination of your employment. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company's standard payroll procedures.

            However, this Section 5 will not apply unless you (a) resign as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, (b) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (c) have returned all Company property. Moreover, the amount of the salary continuation payments under this Section 5 will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the WARN Act).

            6. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as EXHIBIT A.

            7. EMPLOYMENT RELATIONSHIP. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

            8. WITHHOLDING TAXES. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

            9. INTERPRETATION, AMENDMENT AND ENFORCEMENT. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the "Disputes") will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Los Angeles, California in connection with any Dispute or any claim related to any Dispute.

            10. ARBITRATION. Any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in Los Angeles, California or, at your option, the County in which you primarily worked when the arbitrable dispute or claim first arose. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator's fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Each party will be responsible for its own attorneys' fees, and the arbitrator may not award attorneys' fees unless a statute or contract at issue specifically authorizes such an award. This Section 10 does not apply to claims for workers' compensation benefits or unemployment insurance benefits. Injunctive relief and other provisional remedies will be available in accordance with Section 1281.8 of the California Code of Civil Procedure.

            11. DEFINITIONS. The following terms have the meaning set forth below wherever they are used in this letter agreement:

            "CAUSE" means (a) your unauthorized use or disclosure of the Company's confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company's written policies or rules, (d) your conviction of, or your plea of "guilty" or "no contest" to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company's Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

            "CHANGE IN CONTROL" means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a "Change in Control" if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company's stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company's capital stock immediately prior to the merger or consolidation.

            "INVOLUNTARY TERMINATION" means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation following
(i) a change in your position with the Company that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary by more than 10% or (iii) receipt of notice that your principal workplace will be relocated more than 30 miles.

            "PERMANENT DISABILITY" means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

                                   * * * * *

            We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on December 19, 2005. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before February 6, 2006.

           If you have any questions, please call me at 310-437-7539.

                                             Very truly yours,


                                             INFOSEARCH MEDIA, INC.


                                             By:  George Lichter

                                             Title:  Chief Executive Officer

I have read and accept this employment offer:



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                Signature of [Name]

Dated:
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ATTACHMENT

Exhibit A: Proprietary Information and Inventions Agreement